Exhibit 99.1

For Immediate Release: August 18, 2011	The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493 web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME
AND ANNOUNCES CFO TO REMAIN WITH COMPANY

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 30, 2011 was $23.6 million, or $0.50 per share ($0.50 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 30, 2011 increased 12.6 percent to $212.4 million from net sales of $188.6 million for the prior year 13-week fiscal quarter ended July 31, 2010.  Comparable store net sales for the 13-week period ended July 30, 2011 increased 8.9 percent from comparable store net sales for the prior year 13-week period ended July 31, 2010.  Online sales (which are not included in comparable store sales) increased 21.8 percent to $14.3 million for the 13-week period ended July 30, 2011, compared to net sales of $11.7 million for the 13-week period ended July 31, 2010.

Net sales for the 26-week fiscal period ended July 30, 2011 increased 12.2 percent to $452.5 million from net sales of $403.4 million for the prior year 26-week fiscal period ended July 31, 2010.  Comparable store net sales year-to-date for the 26-week period ended July 30, 2011 increased 8.5 percent from comparable store net sales for the 26-week period ended July 31, 2010.  Online sales (which are not included in comparable store sales) increased 20.1 percent to $31.4 million for the 26-week period ended July 30, 2011, compared to net sales of $26.2 million for the 26-week period ended July 31, 2010.

Net income for the second quarter of fiscal 2011 was $23.6 million, or $0.50 per share ($0.50 per share on a diluted basis), compared with $20.7 million, or $0.45 per share ($0.44 per share on a diluted basis) for the second quarter of fiscal 2010.

Net income for the 26-week fiscal period ended July 30, 2011 was $57.0 million, or $1.22 per share ($1.21 per share on a diluted basis), compared with $50.9 million, or $1.10 per share ($1.08 per share on a diluted basis) for the 26-week fiscal period ended July 31, 2010.

The Buckle, Inc. also announced that Karen B. Rhoads will not step down from her position with the Company effective February 1, 2012 and plans to remain with the Company as Vice President of Finance and Chief Financial Officer.

Management will hold a conference call at 9:00 a.m. EDT today to discuss results for the quarter.  To participate in the call, please call (800) 762-4758 and reference the conference code 212426.  A replay of the call will be available for a two–week period beginning August 18, 2011 at 11:00 a.m. EDT by calling (800) 475–6701 and entering the conference code 212426.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 428 retail stores in 42 states, which includes the opening of a new store in Providence, Rhode Island earlier this week (the Company’s first store in the state of Rhode Island).   As of the end of the fiscal quarter, it operated 427 stores in 41 states compared with 419 stores in 41 states at the end of the second quarter of fiscal 2010.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010

SALES, Net of returns and allowances	$212,378	$188,639	$452,470	$403,436

COST OF SALES (Including buying,
distribution, and occupancy costs)	125,233	113,251	262,381	234,597

Gross profit	87,145	75,388	190,089	168,839

OPERATING EXPENSES:
Selling	42,428	36,644	85,159	76,487
General and administrative	7,942	6,218	16,801	13,639
	50,370	42,862	101,960	90,126

INCOME FROM OPERATIONS	36,775	32,526	88,129	78,713

OTHER INCOME, Net	506	566	2,118	2,399

INCOME BEFORE INCOME TAXES	37,281	33,092	90,247	81,112

PROVISION FOR INCOME TAXES	13,723	12,345	33,220	30,255

NET INCOME	$23,558	$20,747	$57,027	$50,857

EARNINGS PER SHARE:
Basic	$0.50	$0.45	$1.22	$1.10

Diluted	$0.50	$0.44	$1.21	$1.08

Basic weighted average shares	46,824	46,165	46,786	46,109
Diluted weighted average shares	47,314	47,059	47,289	47,026

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	July 30,	January 29,	July 31,
ASSETS	2011	2011 (1)	2010

CURRENT ASSETS:
Cash and cash equivalents	$114,903	$116,470	$93,082
Short-term investments	24,628	22,892	30,380
Receivables	9,388	14,363	9,077
Inventory	126,842	88,593	108,680
Prepaid expenses and other assets	15,074	14,718	20,287
Total current assets	290,835	257,036	261,506

PROPERTY AND EQUIPMENT:	355,525	342,413	334,004
Less accumulated depreciation and amortization	(180,361)	(173,179)	(165,956)
	175,164	169,234	168,048

LONG-TERM INVESTMENTS	58,563	66,162	73,798
OTHER ASSETS	2,416	2,412	5,825

	$526,978	$494,844	$509,177

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,469	$33,489	$38,614
Accrued employee compensation	17,225	36,018	16,276
Accrued store operating expenses	9,346	9,653	8,338
Gift certificates redeemable	11,514	17,213	9,310
Income taxes payable	-	-	493
Total current liabilities	84,554	96,373	73,031

DEFERRED COMPENSATION	8,547	7,727	7,110
DEFERRED RENT LIABILITY	37,736	37,430	37,605
OTHER LIABILITIES	7,187	7,649	-
Total liabilities	138,024	149,179	117,746

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,361,905 shares at July 30, 2011, 47,127,926
shares at January 29, 2011, and 46,790,821 shares at July 31, 2010	474	471	468
Additional paid-in capital	94,804	89,719	83,716
Retained earnings	294,235	256,146	307,914
Accumulated other comprehensive loss	(559)	(671)	(667)
Total stockholders’ equity	388,954	345,665	391,431

	$526,978	$494,844	$509,177

(1) Derived from audited financial statements.